Exhibit 10.3
June 9, 2020

Melissa Kersey
[Street Address]

Dear Melissa:

I am pleased to confirm Tractor Supply Company’s (the “Company”) offer of employment as Executive Vice President, Chief Human Resources Officer. Please note that this offer is contingent upon the completion of background and reference checks satisfactory to the Company.

1. Base Salary - Your base salary will be at the rate of $550,000 on an annual basis, paid bi-weekly, as of the date you assume your responsibilities. We would like you to start employment on or before July 20, 2020 but we are flexible on your exact start date.
2. Incentive Compensation - You will be eligible to participate in the Company’s annual Cash Incentive Plan (“CIP”) with a target award of $413,000, which is 75% of your base salary. Your bonus for fiscal year 2020 will not be pro-rated. The actual amount earned under the CIP shall be determined under the provisions of the CIP, which are subject to change. In accordance with Company policy, you must be employed and in good standing at the end of the fiscal year in order to receive a payout under the plan.

3. One-Time Cash Bonus - It is our understanding that you would be eligible to receive a retention bonus from your current employer of $700,000 in November of this year. As partial compensation for your loss of this retention bonus, the Company will pay you a one-time gross cash bonus of $500,000 within ten days of your start date. If your current employer makes a partial payment of the retention bonus, the one-time cash bonus of $500,000 will be reduced dollar for dollar for any amount paid by your current employer in excess of $200,000. This one-time bonus shall be subject to a pro-rata clawback if you voluntarily terminate your employment with the Company within 24 months.
4. Equity - You will be eligible to receive equity grants under the Company’s 2018 Omnibus Incentive Plan. You will be eligible to receive an equity grant within six weeks of your start date as follows:

•Annual grant with a value of $350,000, consisting of 35% Restricted Stock Units (RSUs), 30% stock options and 35% Performance Share Units (PSUs). The RSUs and stock options shall vest ratably over a three-year period. The PSUs shall vest at the end of fiscal year 2022 provided the targeted performance metrics are achieved. This annual grant (pro-rated for mid-year start date) is consistent with the grant values to other executives at this level.
•An RSU grant with a value of $500,000 which shall vest on the one-year anniversary of the grant date.
•A stock option grant with a value of $350,000 which shall vest ratably over a two-year period.
•A PSU grant with a value of $350,000 which shall vest at the end of fiscal year 2022 provided the targeted performance metrics are achieved.

All equity grants are subject to the terms of the 2018 Omnibus Incentive Plan and approval by the Compensation Committee of the Company’s Board of Directors.

5. Benefits - You will be eligible to participate in the Company’s Executive Deferred Compensation Plan and other employee benefit plans, including 401(k), medical, dental and vision, extended sick pay, long-term disability and life insurance. You will also be eligible to participate in the Company’s Employee Stock Purchase Plan.

6. Vacation - You will be eligible for three weeks of vacation and five personal days each year in accordance with the Company’s policy in addition to Company holidays.

7. Relocation - You will be required to relocate to the Nashville metropolitan area within 12 months of your start date. To assist you with your relocation to the Nashville area, the Company will provide up to six months of temporary housing and other relocation assistance in accordance with the Company’s relocation policy. In addition, the Company will reimburse you for a loss incurred in connection with the sale of your primary residence in an amount not to exceed $100,000. In the event you elect to terminate your employment within one year from the start date of your employment, you will be required to reimburse all relocation expenses.

8. Severance - You will be eligible to receive benefits under the Company’s Severance Plan in accordance with the terms of the plan. Please note that the Company’s Severance Plan shall expire 18 months after the date that Hal Lawton became the President and Chief Executive Officer of the Company.

9. Contractual Restrictions - This offer of employment by the Company is based upon your representation that your employment and the performance of your duties on behalf of the Company will not violate or constitute a breach of any contractual restrictions binding you. It is not the Company's intent for you to violate any agreements with previous employers.

10. Conditions of Employment - All employees are subject to certain conditions of employment. Such conditions include the Company’s Dispute Resolution Policy, Code of Ethics, Insider Trading Policy and other Company policies. You will also be subject to the Company’s stock ownership requirements for executives. It will also be necessary for you to provide proof of employment eligibility as required under the Immigration Reform and Control Act of 1986.

11. Change in Control Agreement - As an executive officer, you will have protection under a change in control agreement in the event of a change of control (as defined in the agreement). In the event that your employment is terminated under certain circumstances during the contractual employment period following a change of control, you are entitled to certain payments and the continuation of certain benefits as set forth therein.

12. Entire Offer of Employment - This letter sets forth the Company's entire offer of employment and supersedes all prior communications, both written and verbal, with respect thereto. This letter shall not be construed as an employment agreement and your employment with the Company will be on an "at will" basis. The compensation and benefits provided to you pursuant to this letter shall be subject to any withholdings and deductions and other matters required by any applicable tax laws.

During our discussions regarding your prospective employment, we have provided you with certain information relating to the operations, financial performance, and strategy of the Company. We have shared this information with you on the condition that you hold it in strict confidence. Accordingly, we ask that you continue to not disclose, use or discuss this information with any other person or entity. We also ask that you keep the terms of this letter strictly confidential and not discuss them with anyone other than your legal counsel or other advisors on a “need to know” basis.

Sincerely,

/s/ Harry A. Lawton III
Harry A. Lawton III
President and Chief Executive Officer